Exhibit 99.1

FOR IMMEDIATE RELEASE:  July 24, 2007

CONTACT:                              John T. Day, President/CEO
Kevin Davis, CFO
Nevada Chemicals, Inc.
801-984-0228

Nevada Chemicals, Inc. Announces Settlement of Lawsuit

John T. Day, President and Chief Executive Officer of Nevada Chemicals, Inc. (NASDAQ/NMS:NCEM), today announced that it had favorably settled its lawsuit with Degussa Corporation.  Effective January 2, 2003, Degussa Corporation transferred its 50% joint venture interest in Cyanco to a related entity, CyPlus Corporation (CyPlus), as part of a reorganization of the world-wide mining chemicals business of its corporate parent, Degussa GmbH.

On January 5, 2004, Winnemucca Chemicals (a wholly-owned subsidiary of Nevada Chemicals) filed a complaint related to Degussa Corporation’s purported transfer of its joint venture interest to CyPlus and seeking commission payments owed to Cyanco under a prior distribution agreement between Cyanco and Degussa Corporation.  The litigation sought, among other things, to void such transfer, or alternatively, to enforce Winnemucca Chemicals’ right under the Joint Venture Agreement arising out of the transfer.

The parties reached a settlement of this lawsuit on July 18, 2007, which allows CyPlus to maintain ownership of Degussa Corporation’s 50% ownership interest Cyanco, grants Winnemucca Chemical a right of first refusal in the transferred assets, and requires that CyPlus pay Winnemucca Chemicals $581,000, which includes legal costs incurred by Winnemucca Chemicals.  In an earlier partial settlement of the lawsuit, CyPlus also paid Winnemucca Chemicals $128,000 in December 2006, related to its claims to recover commissions under the distribution agreement, which amount also included legal fees incurred by Winnemucca Chemicals.

Cyanco is a joint venture company whose participants currently are Winnemucca Chemicals. and CyPlus Corporation.  Cyanco has produced and marketed liquid sodium cyanide to the western United States gold mining region for the past 17 years.

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